Exhibit 99.1

          ResCare Creates International Unit Under Training Division;
                     Announces Contracts in Iraq and Jordan

     LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 15, 2004--ResCare, Inc. (NASDAQ/NM:RSCR), the nation's leading provider of residential, training, educational and support services for at-risk youth and people with special needs, today announced that it has created an International Operations unit under its Division for Training Services. Joanna Block has been named executive director of International Operations and will work from the Company's Washington, D.C. offices. Ms. Block has been involved with implementing strategies for international businesses in Milan, Italy, developing marketing platforms for Non-Governmental Organizations in Rio de Janeiro, Brazil, and working closely with U.S. development agencies in Eastern Europe.
     Through the newly created unit, ResCare has been chosen as a subcontractor under the Louis Berger Group. The Berger Group has been awarded a contract by the United States Agency for International Development (USAID) to provide vocational assessment, training and job placement to Iraqi citizens. ResCare's subcontract is for $17 million over two years. ResCare will offer training and job placement opportunities. The lead contractor, Louis Berger, is one of the leading infrastructure engineering, environmental science and economic development operations in the world with experience working in more than 120 developing countries. Berger, as a USAID contractor, has more than 50 years of experience in post conflict environments. The contract begins immediately.
     ResCare has also received a $350,000 subcontract with the Landmine Survivors Network to provide assessment, vocational training and job placement for people with disabilities in Jordan. The Landmine Survivors Network is headed by Jerry White, who was honored with the 1997 Nobel Prize for Peace awarded to the International Campaign to Ban Landmines. The Landmine Survivors Network works to improve health, increase opportunity and strengthen the rights of people who have been injured by landmines.
     "ResCare's new focus on international operations is a natural outgrowth of our training services. We are proud of our expertise in providing education and training to people with special needs," said Ronald G. Geary, ResCare chairman, president and chief executive officer. "We believe we have extensive skills that are of real value to countries that are building a new future and need trained citizens to take them there."
     ResCare, founded in 1974, offers services to some 34,000 people in 33 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company's web site at http://www.rescare.com.
     The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

     CONTACT: ResCare Inc., Louisville
              Nel Taylor, 502-394-2100